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                                                                 SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

           AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

On December 1, 2010, the Board of Trustees of AIM Counselor Series Trust (Invesco Counselor Series Trust), on behalf of Invesco Van Kampen American Franchise Fund (the "Fund"), approved reclassifying the Fund as a "diversified" Fund, as defined in the Investment Company Act.